Exhibit 10.2

AMENDMENT NUMBER ONE TO HUDSON UNITED BANCORP SEVERANCE PLAN

            BY THIS AMENDMENT NUMBER ONE, the Hudson United Bancorp (the“Company”) Severance Plan is hereby amended as follows, effective July 11, 2005:

WITNESSETH:

         WHEREAS, TD Banknorth Inc. (“TD Banknorth”) has agreed that the Company amend its Severance Plan as set forth below prior to the execution of an Agreement and Plan of Merger in order to provide for enhanced severance to officers and employees and to make certain other changes; and

         WHEREAS, the Company believes that the Amendment is in the best interests of the Company.

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Company has duly adopted the amendments to the Severance Plan as set forth below.

         1.     Section 2 of the Severance Plan is amended to add new Sections 2c and 2d to read in their entirety as follows, with existing Sections 2c through 2l to be re-numbered as appropriate:

“c.	“Change of Control” shall mean a change in the ownership of the
Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as provided under Section 409A of the Code, as amended from time to time, and any Internal Revenue Service guidance, including Notice 2005-1, and regulations issued in connection with Section 409A of the Code.

d.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.”

         2.     Existing Section 2l of the Severance Plan, which has been re-numbered as new Section 2n pursuant to Section 1 of this Amendment, is amended to read in its entirety as follows:

“n.	“Years of Service” shall mean the period of service with the Company commencing on the Participant’s most recent date of hire and ending on the Participant’s date of Termination. If the Participant was previously employed by the Employer and was subsequently re-hired after a break in service, only service from the most recent date of hire shall be taken into account. Years of Service with a predecessor employer shall be taken into account only if so specified in the acquisition agreement with such predecessor employer. A completed Year of Service shall mean a 365 day period, ending on the anniversary of the most recent date of hire.”

        3.      Section 3b of the Severance Plan is amended to read in its entirety as follows:

“b.	Terminations Which Give Rise to Severance Pay

A Participant is entitled to receive Severance Pay if the Company permanently terminates the Participant’s employment either before a
Change of Control or within 12 months following a Change of Control due to (i) conversion of a full-time position to a part-time position (and the
Participant refuses to accept said position); (ii) a reduction in force; or
(iii) an involuntary termination for reasons other than those set forth in
Section 3c below.”

        4.      Section 3d of the Severance Plan is amended to read in its entirety as follows:

“d.	Receipt of Severance Pay

Severance Pay shall be payable in a lump sum on the first regularly scheduled payroll date that occurs at least ten (10) business days after the later of (i) the date the Plan Administrator receives from the Participant a signed Separation Agreement and General Release (the “Release”), (ii) the
expiration of the revocation period set forth in the Release, and (iii) the date of Termination, provided that such payment shall be delayed for key employees for six months to the extent required by Section 409A of the
Code. The receipt of any Severance Pay hereunder is conditioned on a written release of all claims against the Company in the form provided by the Plan Administrator. In addition, the receipt of Severance Pay hereunder is conditioned for the Chairman, President, Chief Executive
Officer and any Executive Vice President on the receipt of an executed non-compete as further described below.”

        5.     Section 4 of the Severance Plan is amended to read in its entirety as follows:

“4	.	Amount of Severance Pay

a.		Subject to Sections 4b and 4c below, each Participant who becomes entitled to receive Severance Pay shall receive an amount determined in accordance with the following schedule:

	Years of Service		Severance Pay(1)

Non-Officers	Completed less than 7 Years	12	weeks of Base Salary
	of Service
	Completed 7 to 12 Years of	2 weeks of Base Salary
	Service	per Year of Service
	Completed 13 or more	26	weeks of Base Salary
	Years of Service

Officers up to and	Completed less than 5 Years	12	weeks of Base Salary
including Vice	of Service
Presidents
	Completed 5 to 9 Years of	18	weeks of Base Salary
	Service
	Completed 10 to 14 Years of	26	weeks of Base Salary
	Service

	Completed 15 or more	32	weeks of Base Salary
	Years of Service

Senior Vice	Completed less than 5 Years	39	weeks of Base Salary
Presidents	of Service
	Completed 5 to 9 Years of	42	weeks of Base Salary
	Service
	Completed 10 to 14 Years of	45	weeks of Base Salary
	Service
	Completed 15 or more	52	weeks of Base Salary
	Years of Service

First Senior Vice	Any Years of Service	52	weeks of Base Salary
Presidents

Executive Vice	Any Years of Service	52	weeks of Base Salary
Presidents and the		plus bonus(2)
President, CEO and
Chairman

(1)	To also include continuation of medical insurance at employee rates for the number of weeks shown. In addition, each Participant who becomes entitled to Severance Pay shall be deemed 100% vested in the
Participant’s Matching Contribution Account under the Hudson United Bancorp and
Subsidiaries Savings and Investment Plan, with such plan to be amended as appropriate.

(2)	The amount of the bonus in the above table for Executive Vice Presidents and for the President, Chief Executive Officer and Chairman shall be an amount equal to the highest annual bonus received during or for the two calendar years immediately preceding their date of Termination; provided, however, that the aggregate Severance Pay shall in no event exceed two times the Participant’s Base Salary.

b.	The receipt of any Severance Pay by an Executive Vice President or by
the President, Chief Executive Officer and Chairman shall be conditioned upon such person entering into a binding agreement with the Company providing that such person, for a period of two years following the date of termination, shall not, for himself or on behalf of any other person or entity, directly or indirectly, (i) be employed in any capacity or serve as a director or consultant for a commercial bank, savings bank or savings association insured by the FDIC in the states in which the Company (or any affiliate of the Company) maintains a branch or office at the date of
Termination, or (ii) solicit, divert, take away or attempt to take away any customers of the Company (or any affiliate of the Company) or the business of any such customers or in any way interfere with, disrupt or attempt to disrupt any then-existing relationships between the Company
(or any affiliate of the Company) and any of its customers.

c.	If the Severance Pay pursuant to Section 4a hereof, either alone or together with other payments and benefits which the Participant has the right to receive from the Company or any of its subsidiaries or affiliates, or any of their successors, would constitute a “parachute payment” under
Section 280G of the Code, the Severance Pay payable by the Company pursuant to Section 4a hereof shall be reduced by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Company under Section 4a being non-
deductible to the Company or any of its subsidiaries or affiliates, or any of their successors, pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section
4a shall be based upon the opinion of independent counsel selected by the
Company and paid by the Company. Nothing contained herein shall result in a reduction of any payments or benefits to which the Participant may be entitled upon termination of employment under any circumstances other than as specified in this Section 4c, or a reduction in the payments and benefits specified in Section 4a below zero. This Section 4c shall not apply to the President, Chief Executive Officer and Chairman of the Company.

        6.     All other provisions of the Severance Plan shall continue in full force and effect.

        IN WITNESS WHEREOF, this Amendment has been executed this 11th day of July 2005.

ATTEST:	HUDSON UNITED BANCORP

By: _____________________________	By: _______________________________
Name: James W. Nall	Name: Kenneth T. Neilson
Title: Executive Vice President	Title: Chairman, President and Chief
and Chief Financial Officer	Executive Officer